Exhibit 99.1
                       ------------
            Press Release dated January 7, 2002


                      PRESS RELEASE

FOR IMMEDIATE RELEASE: Wednesday, February 6, 2002

CONTACT:       William H. Roberts                Joseph R. Bergmann
               Wayne Buckhout                    President
               CTC, inc.                         Silk Botanicals.Com, Inc.
               (937) 434-2700                    (561) 265-3600

Silk Botanicals.Com, Inc. (OTCBB:SILK) acquires 100% of the shares of Graham Energy Of NV Inc.

Delray Beach, Florida, February 6, 2002. Silk Botanicals.Com, Inc. ("Company") announced today that it has purchased 100% of the shares of Graham Energy of NV Inc., (future web site will be at www.grahamenergy.com) a Texas based Oil and Gas Company, in a tax-free exchange for 4,000,000 shares of the Company's common stock.

Graham Energy is an independent oil and gas company controlling six oil and or gas fields, with 24 currently producing wells; 50 additional wells that will be re-activated upon completion of a work-over; 86 legally established, proven but undeveloped off-set well locations; and 24 additional highly researched, probable well locations.

Based on new SEC rulings involving prior valuations for oil and gas companies based on BOE instead of Mcf, and the drop in oil and gas prices during the past six months, management has elected to have a revised audit and valuation report completed on Graham Energy before making this information public.

Graham Energy's principal products are oil and natural gas. The company supplies raw materials directly through pipelines to oil refineries and natural gas energy providers. The wells and drilling sites are connected directly to a universal pipeline that supplies crude oil to oil refineries and energy producers such as Exxon, Mobil, Texaco, Shell and other major and minor refineries. These pipelines are located adjacent to and in some cases on the properties controlled by Graham Energy.

On January 7, 2002 Silk Botanicals.Com announced it had purchased certain assets and business opportunities from BTSL Technologies Limited, as Irish limited liability Company, in exchange for 20,000,000 shares of the Company's common stock in a tax-free reorganization. The assets will be developed and operated by TecEnergy Limited (web site at www.tecenergylimited.com)

TecEnergy Limited is in the business of acquiring and developing new technologies. The initial focus of TecEnergy Limited will be in two technologies, Gasification and Oxygen Generation. The gasification and oxygen generating equipment marketed by TecEnergy will be manufactured in Ireland for TecEnergy by two international engineering manufacturing companies which have many years experience of exporting products worldwide.

The Company has formed a newly developed subsidiary, Decorative Accessories International Inc., which will continue to develop its original business marketing and distributing high-quality artificial greenery and floral arrangements in baskets and containers and artificial floral arrangements in clear glass vases set in epoxy providing the illusion of fresh flowers in water. These products are marketed under the Silk Botanicals, "Living Silk?" and "Forever



          Exhibit 99.1 - Pg. 1


Fresh?" names. The subsidiary will market and sell these products to gift retailers, decorative accessory retailers and the hospitality industry. The artificial foliage and flowers are imported primarily
from Taiwan, Hong Kong and the People Republic of China.   Silk
Botanical purchases artificial from U.S. based importers and U.S. subsidiaries of foreign companies located in the U.S.

Joseph R. Bergmann, President of the Company, stated, "The addition of Graham Energy of NV is another step in our strategy to make Silk Botanicals.Com a long-term viable investment for our shareholders. We believe this is the best strategy to grow our business, through the addition of strong base businesses that will provide an excellent return while enhancing the value of our company."

Garry Duncan, CEO of Graham Energy of NV Inc stated, "As part of Silk Botanical.Com we gain the advantage of being part of a public company, both in exposure and the ability to raise capital in an efficient market. This will allow us to explore additional opportunities in the oil and gas sector, while continuing to increase our current production and further develop our existing reserves."

NOTE: Statements made by Silk Botanical.Com, Inc. that are not purely historical are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a variety of risks and uncertainties, including, without limitation, statements with respect to the Company's strategy and prospects. These statements are made based upon information available to the Company at the time, and the Company assumes no obligation to update forward- looking statements. Readers and investors are cautioned that the Company's actual results may differ materially from those described in the forward- looking statements due to a number of factors including, but not limited to,
(1) demand for the Company's products and services; (2) the Company's ability to continue to develop and launch its markets; (3) changes in the current and future business environment, including interest rates and capital and consumer spending; (4) the impact of competitive products and pricing; (5) reliance on key strategic alliances; (6) the availability of skilled personnel; (7) the regulatory environment; (8) the risks outlined in the Company's filings from time to time with the Securities and Exchange Commission; and (9) the impact of yet unknown competitors, technological obsolescence, problems with technology, problems with shipment; inadequate supplies and business opportunities



          Exhibit 99.1 - Pg. 2